UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 15, 2007

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd.
Suite 100
Deerfield, Illinois		60015-2559
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                 Entry Into a Material Definitive Agreement.

On October 15, 2007, United Stationers Inc. (“USI”) and its wholly owned subsidiary, United Stationers Supply Co. (“USSC”), entered into a Master Note Purchase Agreement (the “Note Purchase Agreement”) with Metropolitan Life Insurance Company, MetLife Insurance Company of Connecticut, Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, MML Bay State Life Insurance Company, Pacific Life Insurance Company, Sun Life Insurance and Annuity Company of New York, and Sun Life Assurance Company of Canada (U.S.) (collectively, the “Note Purchasers”).

The Note Purchase Agreement contains the terms and conditions under which USSC may issue from time to time, in one or more series, up to $1,000,000,000 aggregate principal amount of senior secured notes. Pursuant to the Note Purchase Agreement, on October 15, 2007, USSC issued and sold $135,000,000 of floating rate senior secured notes due October 15, 2014 (the “Series 2007-A Notes”) to the Note Purchasers at par in a private placement. Interest on the Series 2007-A Notes is payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus 1.30%, beginning January 15, 2008. The full principal amount of the Series 2007-A Notes matures on October 15, 2014. USSC can prepay all or part of the Series 2007-A Notes without penalty on or after October 15, 2009. USSC used the proceeds from the sale of the Series 2007-A Notes to repay borrowings under USSC’s Second Amended and Restated Five-Year Revolving Credit Agreement dated July 5, 2007 (the “Credit Agreement”). USSC may issue additional series of senior secured notes from time to time under the Note Purchase Agreement, subject to the conditions set forth therein. However, USSC currently has no specific plans to issue additional notes under the Note Purchase Agreement.

The Note Purchase Agreement includes financial and other covenants and other customary terms and conditions for indebtedness of this type. The maturity date for the debt may be accelerated upon the occurrence of various events of default specified in the Note Purchase Agreement, including breaches of the agreement, certain cross-default situations, certain bankruptcy-related situations, and other customary events of default for indebtedness of this type.

In connection with the Note Purchase Agreement, on October 15, 2007, USI entered into a Parent Guaranty in favor of the holders of the notes issued pursuant to the Note Purchase Agreement (the “Parent Guaranty”) and three wholly owned subsidiaries of USI (Lagasse, Inc. (“Lagasse”), United Stationers Financial Services LLC (“USFS”) and United Stationers Technology Services LLC (“USTS”)) entered into a Subsidiary Guaranty in favor of such holders (the “Subsidiary Guaranty”). Under the Parent Guaranty and the Subsidiary Guaranty, USI, Lagasse, USFS and USTS unconditionally guaranty the payment of all amounts due and payable under the Note Purchase Agreement and any notes issued thereunder.

In connection with the Note Purchase Agreement, on October 15, 2007, USI and USSC, Lagasse, USFS and USTS entered into an Amended and Restated Pledge and Security Agreement (the “Amended Security Agreement”) with JPMorgan Chase Bank, N.A., as collateral agent for the lenders and other secured parties under the Credit Agreement and the holders of notes issued under the Note Purchase Agreement (the “Secured Parties”). Pursuant to the Amended Security Agreement, USI, USSC, Lagasse, USFS, and USTS (collectively, the “Grantors”) granted a security interest in favor of the Secured Parties in substantially all the assets of the Grantors (other than receivables that are subject to the asset-backed securitization program maintained by USSC).

JPMorgan Chase Bank, N.A., collateral agent for the Note Purchasers under the Amended Security Agreement, is the agent and is a lender under the Credit Agreement. JPMorgan Chase Bank, N.A. is also the Funding Agent and the sole APA Bank under and as defined in the Series 2003-1 Supplement, dated as of March 28, 2003, to the Second Amended and Restated Pooling Agreement, among USS Receivables Company, Ltd., a wholly-owned subsidiary of USI, USFS, as Servicer, and The Bank of New York Trust Company NA (successor in interest to JPMorgan Chase Bank, N.A.), as Trustee, dated as of March 28, 2003, as such Series 2003-1 Supplement has been amended by the Omnibus Amendments with respect thereto, dated as of March 26, 2004, March 25, 2005, March 24, 2006, and March 23, 2007 (the “Series 2003-1 Supplement”). Falcon Asset Securitization Company LLC, an affiliate of JPMorgan Chase Bank, N.A., is the Initial Purchaser under and as defined in the Series 2003-1 Supplement.

Item 2.03                               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Registrant’s entry into the Note Purchase Agreement, the Series 2007-A Notes, the Guaranties and the Amended Security Agreement provided under Item 1.01 above is hereby incorporated by reference.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED STATIONERS INC.

Date: October 18, 2007	/s/Eric A. Blanchard
Eric A. Blanchard
Senior Vice President, General Counsel and
Secretary